UNITED STATES DISTRICT COURT
                      FOR THE DISTRICT OF CONNECTICUT


UR ACQUISITION CORPORATION          :
and UNITED RENTALS, INC.,           :
                                    :
                    Plaintiffs,     :
                                    :     CIVIL ACTION NO.
            -against-               :     399CV00625(DJS)
                                    :
JAMES L. KIRK, RENTAL SERVICES      :
CORPORATION, and NATIONSRENT,       :
INC.,                               :
                                    :
                    Defendants.     :     April 20, 1999


                       PLAINTIFFS' MOTION TO DISMISS
                 COUNTERCLAIM OF RENTAL SERVICE CORPORATION

      Pursuant to Federal Rule of Civil Procedure 12(b)(6), the Plaintiffs-Counterdefendants UR Acquisition Corp. and United Rentals, Inc., and additional Counterdefendant Bradley S. Jacobs, move to dismiss the Counterclaim of Defendant Rental Service Corporation because it does not state claims upon which relief can be granted. The grounds for this Motion are set forth in the accompanying Memorandum of Law.



                                          PLAINTIFFS-COUNTERDEFENDANTS
                                          UR ACQUISITION CORPORATION and
                                          UNITED RENTALS, INC.

                                          ADDITIONAL COUNTERDEFENDANT
                                          BRADLEY S. JACOBS



                                          By: /s/ Robin L. Smith
                                             -----------------------------
                                             Thomas J. Groark, Jr. (ct04245)
                                             Richard M. Reynolds (ct06124)
                                             Philip S. Wellman (ct09636)
                                             Robin L. Smith (ct13345)
                                             DAY, BERRY & HOWARD LLP
                                             CityPlace I
                                             Hartford, Connecticut 06103
                                             (860) 275-0100
                                             Their Attorneys


OF COUNSEL:

Jay B. Kasner
Steven J. Kolleeny
SKADDEN, ARPS, SLATE
  MEAGHER & FLOM LLP
919 Third Avenue
New York, New York 10022
(212) 735-3000




                           CERTIFICATE OF SERVICE

      I hereby certify that a copy of the foregoing has been served on the following counsel and parties this date, via overnight courier:


Marc W. Rappel, Esquire
LATHAM & WATKINS
633 West Fifth Street
Suite 4000
Los Angeles, CA   90071

Joseph B. Frumkin, Esquire
SULLIVAN & CROMWELL
125 Broad Street
New York, NY   10004

James L. Kirk
450 East Las Olas Boulevard
Suite 1400
Fort Lauderdale, FL 33301

Rental Service Corporation
6929 East Greenway Parkway
Suite 200
Scottsdale, AZ   85254

Nationsrent, Inc.
450 East Las Olas Boulevard
Suite 1400
Fort Lauderdale, FL   33301

and via hand delivery to:

William H. Champlin III, Esquire
Mark V. Connolly, Esquire
TYLER, COOPER & ALCORN, LLP
CityPlace I - 35th Floor
Hartford, CT 06103-3488


                                     /s/ Robin L. Smith
                                     -------------------------
                                     Robin L. Smith




                        UNITED STATES DISTRICT COURT
                      FOR THE DISTRICT OF CONNECTICUT


UR ACQUISITION CORPORATION          :
and UNITED RENTALS, INC.,           :
                                    :
                     Plaintiffs,    :
                                    :     CIVIL ACTION NO.
            -against-               :     399CV00625(DJS)
                                    :
JAMES L. KIRK, RENTAL SERVICES      :
CORPORATION, and NATIONSRENT,       :
INC.,                               :
                                    :
                     Defendants.    :     April 20, 1999


                      MEMORANDUM OF LAW IN SUPPORT OF
                       MOTION TO DISMISS COUNTERCLAIM
                       OF RENTAL SERVICE CORPORATION

      Plaintiffs and Counter Defendants UR Acquisition Corp. and United Rentals, Inc. (collectively, "URI") and additional Counter Defendant Bradley S. Jacobs respectfully submit this memorandum of law in support of their motion, pursuant to Fed. R. Civ. P. 12(b)(6) and Section 14 of the Securities Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. ss. 78n, to dismiss the Counterclaim of Defendant Rental Service Corporation ("RSC").



                           PRELIMINARY STATEMENT

      RSC's counterclaim, which alleges that URI has failed to disclose the conditional nature of financing for its tender offer, disregards two facts:
(i) Goldman Sachs provided a firm $2 billion commitment to consummate URI's tender offer and proposed merger, to refinance certain RSC indebtedness, and for other corporate purposes, and (ii) URI has fully disclosed the limited, customary conditions contained in its signed commitment letter. RSC's counterclaim is little more than a frivolous public relations gambit.

      RSC acknowledges, as it must, that URI has in fact disclosed all the conditions to the Goldman Sachs financing. Nonetheless, RSC complains that URI violated the securities law anti-fraud provisions when it disclosed these customary conditions to its financing "only at the very end of a boilerplate description of the conditions to the offer at the back of its filing" and not in a summary advertisement, press release, or interview with a reporter. This aspect of RSC's claim is factually flawed and legally irrelevant. This circuit routinely holds that an allegation - like RSC's - that an offeror "buried" information in its filings fails to state a claim under section 14(e) of the Williams Act when the information in fact appears in those filings and is accessible to the reasonable investor.

      Far from "burying" the customary conditions to the Goldman Sachs commitment, URI has disclosed all conditions to financing in its Schedule 14D-1 filing. The customary conditions of which RSC complains were disclosed expressly in the introduction to and section 10 ("Source and Amount of Funds") of the Offer to Purchase, included as an exhibit to URI's filing with the Securities and Exchange Commission. They were disclosed yet again (and in more detail) when URI attached the Commitment Letter from Goldman Sachs as another exhibit to the filing and were referenced yet again when, on April 19, 1999, URI filed its fifth amendment to Schedule 14D-1 which directly addresses (and includes in full) RSC's counterclaim. Because URI has complied fully with the Williams Act, RSC's counterclaim should be dismissed.

                              STATEMENT OF FACTS(1)

      On April 5, 1999, URI commenced a non-discriminatory, non-coercive, all-cash offer to purchase all outstanding shares of RSC common stock at a price of $22.75 per share, representing a 32% premium over the closing price of such shares on the last trading day prior to the offer ("Tender Offer"). On that day, URI filed with the Securities and Exchange Commission information required to be disclosed by Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder: a Schedule 14D-1 ("14D-1"), and attached several exhibits, including an Offer to Purchase dated April 5, 1999 ("Offer to Purchase"), Summary Advertisement dated April 5, 1999 ("Summary Advertisement"), Press Release dated April 5, 1999 ("Press Release"), and Commitment Letter from Goldman Sachs Credit Partners L.P. ("Goldman Sachs") dated April 4, 1999 ("Commitment Letter"). (The 14D-1, including all exhibits is attached hereto as Exhibit A.)

      The 14D-1, with its exhibits, discloses in detail the terms and conditions of the Tender Offer. In the first sentence of the filing, URI states that the Tender Offer is made "upon the terms and subject to the conditions set forth in the Offer to Purchase". See 14D-1 at 1. The Offer to Purchase, in turn, consists of an introduction and seventeen sections, all referenced in a table of contents, that stockholders are told should be read in their entirety. See Offer to Purchase at 6.

      Section 10 of the Offer to Purchase is a two-and-a-half page section entitled "Source and Amount of Funds," in which URI details the firm financing arrangements made with Goldman Sachs in connection with the Tender Offer. In this section, the Offer to Purchase states that Goldman Sachs has committed to provide the financing for the Tender Offer "upon the terms and subject to the conditions set forth in the Commitment Letter". See Offer to Purchase at 18-19. Moreover, the section discloses that funding, will be subject to customary closing conditions, including, among others (1) execution of satisfactory documentation, (2) granting of perfected first priority security interests in all assets to the extent described above, (3) since December 31, 1998, there shall not have been any adverse change in or affecting the general affairs, management, prospects, financial position, shareholders' equity or results of operations of [URI] or [RSC], together with their respective subsidiaries, which [Goldman Sachs], in its judgment deems material, (4) no disruption of financial and capital markets, (5) the receipt of all necessary governmental and third party approvals in connection with the Facilities and the consummation of the Offer, and (6) the absence of any litigation that could be reasonably likely to have a material adverse effect in or affecting the general affairs, management, prospects, financial position, shareholders' equity or results of operations of [URI] or [RSC], together with their respective subsidiaries, taken as a whole, or the Offer or the Proposed Merger or any of the Facilities. Although [URI] expects that the Facilities will be available to provide funds for the consummation of the Offer and the Proposed Merger in accordance with their respective terms, there can be no assurance that the Facilities will be consummated. See "Conditions to the Offer" set forth in Section 14 hereof.

Offer to Purchase at 20.

      Section 14 of the Offer to Purchase states that in the event "[URI] shall not have received the financing for the Offer and the Proposed Merger pursuant to the Commitment Letter," URI may terminate the Tender Offer. See Offer to Purchase at 30.

      URI's 14D-1 also attaches the Commitment Letter from Goldman Sachs. Beyond establishing the firm nature of the Goldman Sachs commitment, thi sletteralso details the precise terms and conditions of the financing. See Commitment Letter, 14D-1, Exhibit (b)(1). In the Commitment Letter, Goldman Sachs states that it is "pleased to confirm its commitment to provide [URI] the full $2.0 billion of the Facilities . . . on the terms and subject to the conditions contained in this Commitment Letter." See Commitment Letter at 2. Among the conditions specified in the Commitment Letter are the customary conditions to closing that URI disclosed in Section 10 of the Offer to Purchase.

      On April 19, 1999, URI filed a fifth amendment to its Schedule 14D-1 (the "Amendment") (attached hereto as Exhibit B) and took issue directly with RSC's counterclaims. As an exhibit to the Amendment, URI includes the full text of RSC's counterclaim. Moreover, in the Amendment, URI discloses that it considers this Tender Offer to indeed be "fully financed" because, given the Goldman Sachs firm $2 billion commitment, no other source of financing will be necessary to effect the transaction. The amendment again acknowledges the customary conditions to the Goldman Sachs commitment (which were, of course, already disclosed in full in the initial 14D-1 filing). In short, this filing places RSC's and URI's positions on this entire issue squarely before RSC's stockholders.

                                  ARGUMENT

      I.    THE UNDERLYING REGULATORY FRAMEWORK:
            THE WILLIAMS ACT, AS AMENDED

      The Williams Act amendments to the Exchange Act enacted in 1960 is a broad anti-fraud statute specifically aimed at tender offers for securities. Its purpose is "to compel the disclosure of information pertaining to tender offers and offering parties to the public shareholders of target companies, thereby enabling those shareholders to make informed decisions regarding the tender offers for their stock." Sydell v. Ares-Serono, 892 F. Supp. 498, 501 (S.D.N.Y. 1995) (citing Schreiber v. Burlington Northern, Inc., 472 U.S. 1, 10-11, 105 S.Ct. 2458, 2463-64
(1985)). The Williams Act does not "favor one side or the other in a tender offer dispute." Iavarone v. Raymond Keyes Assoc., Inc., 733 F. Supp. 727, 734 (S.D.N.Y. 1990) (citations omitted). Rather, the Act and the regulatory scheme promulgated by the SEC thereunder contain affirmative obligations and negative restrictions regarding communications with shareholders applicable both to the offeror and the target company. The purpose of the disclosure requirements under the Williams Act are fully satisfied "when shareholders receive the information required to be filed." Treadway Cos.
v. Care Corp., 638 F.2d 357, 380 (2d Cir. 1980).

      First, an offeror may commence a tender offer by making an announcement in the manner proscribed in SEC Rule 14d-2, including by publication or other public announcement. 17 CFR ss. 240.14d-2. As soon as practicablE on the date of commencement of a tender offer, the offeror must file a 14D-1 that, among other things, identifies the offeror, the offeror's purpose in making the tender offer and the terms of the offer. See SEC Rule 14d-3, 17 CFR ss. 240.14d-3. The tender offer must be published, sent, or given to the shareholders of the target company, and a copy of the 14D-1 must be hand-delivered to the target at its principal executive office. Id.

      Once a tender offer has commenced, the conduct of the target is also highly regulated. A target may immediately issue a "stop, look, and listen" statement to its shareholders advising them of when the target will issue a recommendation with respect to the offer. See SEC Rule 14d-1, 17 CFR ss. 240.14d-9. The target, however, may not issue any solicitation or recommendation to shareholders, unless as soon as practicable on the date the solicitation or recommendation is first made, the target files and distributes a Schedule 14D-9 ("14D-9") setting forth, in full with detailed reasoning, the target's recommendation with respect to the tender offer.

      Finally, all communications regarding the tender offer, including the 14D-1, 14D-9, any amendments thereto, and any press releases or other public statements, are subject to Section 14(e) of the Williams Act, which prohibits any person from making "any untrue statement of a material fact or omit[ting] to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, . . . in connection with any tender offer or request or invitation for tenders, or any solicitation of security holders in opposition to or in favor of any such offer, request, or invitations." 15 U.S.C. ss. 78n(e) (1998).

      URI's disclosures in connection with this Tender Offer are complete and accurate, and they comport fully with the requirements of the Williams Act. URI's full and fair disclosure of all the conditions of its financing, coupled with the frivolous character of RSC's claimed "omissions", require that this counterclaim be dismissed.

      II.   URI, IN ITS INITIAL SCHEDULE 14D-1, FAIRLY AND FULLY
            DISCLOSED THE NATURE OF ITS FINANCING COMMITMENT

      A.    URI Fairly and Fully Disclosed The Fact That Goldman Sachs
            Has Made a Firm Commitment of $2 Billion, And The Conditions To That Commitment

      The gravamen of RSC's claim is that URI has deceived RSC shareholders. RSC contends that because URI has stated to the media that it has a firm financing commitment from Goldman Sachs, but has not at the same time discussed, in each communication all the conditions to that firm commitment, URI has engaged in a deceptive scheme in violation of the securities laws. Countercl. P. P. 18, 23. RSC claims that corrective disclosures and an injunction are necessary to prevent RSC's stockholders from making a decision based on "inaccurate and misleading" information. See Countercl. Prayer For Relief.

            i.    The Goldman Sachs Commitment

      The Commitment Letter speaks for itself: Goldman Sachs has provided a firm $2 billion commitment to consummate URI's tender offer and proposed merger, to refinance certain RSC indebtedness, and for other corporate purposes. RSC may choose to ignore the import of a firm commitment from Goldman Sachs, but that does not somehow transform the legitimate representations that URI has made to the public regarding the security of this financing into Williams Act violations. With the Goldman Sachs commitment in place, URI need not secure any other source of financing to complete its Tender Offer. URI has made a certain offer to the RSC stockholders, and URI's statements to that effect have been accurate. RSC's claim to the contrary is nonsense.

            ii.   The Commitment Is Subject Only To Customary and
                  Usual Conditions

      In the face of URI's fully-financed, all-cash offer, RSC points to standard and customary conditions for a transaction of this nature, and attempts to create a cloud of doubt and uncertainty as to URI's ability to finance the Tender Offer. None of the conditions, however, undermines Goldman Sachs' firm commitment, and all of them were disclosed to RSC's stockholders.

      The conditions to Goldman Sachs' commitment themselves are unremarkable. See Offer to Purchase ss. 10; Commitment Letter at 2. A reasonable investor would not be surprised to discover that Goldman Sachs insists on proper loan documentation before providing $2 billion for a transaction. Nor would an investor debate why it is that Goldman Sachs insists that a proposed transaction comply with governmental regulations before supplying this amount of capital, or why it insists that the business prospects of the companies involved are, at the time the finds are provided, be as they were stated to be when the commitment was made. Simply put, a reasonable investor would not consider these customary financing conditions as significant factors in his or her decision-making process. In fact, a reasonable stockholder would be shocked if customary conditions such as these were not part of a $2 billion financing commitment.

      Of equal importance, the very conditions that RSC claims have been "omitted" from URI's statements to RSC shareholders are in fact fully disclosed in URI's public filings. Section 10 of URI's Offer to Purchase details the conditions to the Goldman Sachs financing. Furthermore, the Commitment letter itself, is an exhibit to URI's 14D-1 filing. And now, to ensure that this issue is rendered moot, URI has again referenced these customary conditions as part of full public disclosure of RSC's meritless claims. See Schedule 14D-1 Amendment No. 5. There is no misrepresentation here. RSC's claims are groundless and must be dismissed.

      B.    URI Did Not "Bury" The Conditions

      RSC does not and cannot dispute that the very conditions of which it complains are in fact fully disclosed in URI's public filings. Instead, RSC complains that URI "buried" these "troubling" conditions regarding its Tender Offer financing "deep within the Offer to Purchase". Countercl. P.
12. As discussed above, RSC's premise is simply wrong, as the customary conditions to the Goldman Sachs commitment are discussed directly in two separate portions of URI's 14D-1.

      More importantly, as a legal matter, RSC's premise is irrelevant, because all of the conditions to URI's financing (indeed, to the entire Tender Offer) are in fact disclosed in a full and fair fashion. This Court need look no further than URI's public filings to dispose of RSC's meritless counterclaims. See In re Hunter Envtl. Servs., Inc. SEC Litg., 921 F. Supp. at 914, 918 (D. Conn. 1996) (In a securities case, "if the [SEC filings and other] documents portray a picture substantially different from that painted by the plaintiff in the complaint, the court will base its decision on the scenario supported by the complete exhibits.").

      At least one District Court in this Circuit has addressed and rejected an argument nearly identical to the one RSC advances. In
Consolidated Gold Fields v. Anglo American Corp. of South Africa, Ltd, 713
F. Supp. 1457 (S.D.N.Y. 1989), the target of a tender offer claimed that the offeror had violated the Williams Act by "burying" valuation information in its 14D-1 filing. The court disagreed, relying on the principal that it is sufficient if the company provides information as to material facts in a format from which a reasonable investor could reach his own conclusions as to the risks of the transaction.

Consolidated Gold Fields, 713 F. Supp. at 1470. In that case, the valuation information was not prominently displayed, but was referenced in footnotes. Because the information was available and accessible to the reasonable investor, there was simply no violation of the anti-fraud provisions of the securities laws. Id. at 1471.

      As a general proposition, this Circuit has routinely rejected claims similar to RSC's where a purported violation was premised on the placement of information in a required filing. See Kramer v. Time Warner, 937 F.2d 767 (2d Cir. 1991) (Warner management's conflict of interest was adequately disclosed where the filing incorporated by reference relevant portions of the Joint Proxy Statement that disclosed the information); Feder v. MacFadden Holdings, Inc., 698 F. Supp. 47, 51 (S.D.N.Y. 1988) (condition to tender offer was not "buried" when it was mentioned in the introductory section of the Offer to Purchase and was cross-referenced and discussed in more detail in a subsequent section of the document).

      There is no doubt that URI's disclosure of its financing condition is well within the bounds of the securities laws. The Tender Offer begins with an admonition that it is subject to the conditions in the Offer to Purchase. The Offer to Purchase, in turn, devotes an entire section to the financing of the tender offer, including the customary conditions to the Commitment Letter imposed by Goldman Sachs. See Offer to Purchase at 18-21 (ss. 10). Finally, URI included in its 14D-1 the Commitment Letter itself, so that any investor may examine all aspects of the Goldman Sachs agreement.

      In short, the information regarding the Goldman Sachs $2 billion commitment, including the customary conditions thereto closing, is readily available to RSC's stockholders. Because this is plain from the documents themselves, RSC's claims should be rejected.

      III.  IN ANY CASE, THIS ISSUE HAS BEEN
            FULLY ADDRESSED IN URI'S AMENDED 14D-1 FILING

      Even if, arguendo, the disclosures in URI's initial 14D-1 were, in any way, incomplete --which they were not --URI's Amendment to its Schedule 14D-1 (Amendment No.5) filed on April 19, 1999, renders RSC's counterclaim moot. In the Amendment, URI puts before RSC's stockholders the full nature of the current dispute. Far from attempting to conceal facts from the public, URI has again provided RSC stockholders with all the information necessary to make an informed choice. Even if there had been some confusion among RSC stockholders regarding URI's financing -and there was not - that confusion would now be gone. RSC stockholders can therefore decide for themselves whether the Goldman Sachs $2 billion commitment represents certainty in this Tender Offer.

      A. The Amendment Discloses Both Rsc's and Uri's Positions in Full

      To eliminate any doubt that RSC stockholders have a full and fair picture of the Tender Offer's financing and RSC's complaints in this regard, URI, in the Amendment, fully discloses both RSC's and URI's position on this issue. RSC's counterclaim is included, in full, as an exhibit to the filing, so it cannot be asserted that URI is mischaracterizing RSC's position. URI offers a brief restatement of its own position. Finally, all possible contingencies with the financing of the Tender Offer are set out, once again, either directly, or by reference to prior filings, so that stockholders may make their own assessment of the certainty of URI's offer. Given the full nature of the disclosure on this issue, RSC's counterclaim is moot. See West Point -Pepperell, Inc. v. Farley, Inc., 711 F. Supp. 1088, 1094 (N.D. Ga. 1989); Arvin Industries v. Wanandi, 722 F. Supp. 532, 539 (S.D. Ind. 1989) Avnet v. Scope, 499 F. Supp. 1121, 1124 (S.D.N.Y. 1980) (amendment to SEC filling was sufficient to cure any defect in prior filing)

      B. The Total Mix of Information On This Issue Is Complete

      URI believes that all of the material facts regarding the financing of this Tender Offer have been disclosed, at multiple times and in multiple places. To the extent that any additional facts might exist on this issue, such facts could not alter the total mix of information already available to the RSC shareholders, and hence, they would not be material.

      Before an omission runs afoul of the Williams Act, it must be material. Consolidated Gold Fields, 713 F. Supp. at 1470 (citing Basic Inc.
v. Levinson, 485 U.S. 224 (1988)). The test for materiality is well-established: The omitted fact must have been one that would have had actual significance in the deliberations of the reasonable shareholder, or, put another way there must be a substantial likelihood that the disclosure of the omitted fact would have been viewed by the reasonable investor as having significantly altered the 'total mix' of information made available.

Avnet v. Scope Industries, 499 F. Supp. 1121, 1127 (S.D.N.Y. 1980) (citing TSC Industries, Inc. v. Northway, Inc., 426 U.S. 438 (1976) (emphasis added)).



      WHEREFORE, In light of URI's full disclosure of the Commitment Letter, RSC's claim should be dismissed, with prejudice.

                                    PLAINTIFFS-COUNTER DEFENDANTS
                                    UR ACQUISITION CORPORATION and
                                    UNITED RENTALS, INC. and COUNTER-
                                    DEFENDANT BRADLEY JACOBS


                                    By: /s/ Robin L. Smith
                                       _________________________________
                                          Thomas J. Groark, Jr. (ct04245)
                                          Richard M. Reynolds (ct06124)
                                          Philip S. Wellman (ct09636)
                                          Robin L. Smith (ct13345)
                                          DAY, BERRY & HOWARD LLP
                                          CityPlace I
                                          Hartford, Connecticut 06103
                                          (860) 275-0100
                                          Their Attorneys

OF COUNSEL:

Jay B. Kasner
Steven J. Kolleeny
SKADDEN, ARPS, SLATE
  MEAGHER & FLOM LLP
919 Third Avenue
New York, New York 10022
(212) 735-3000

                           CERTIFICATE OF SERVICE

      I hereby certify that a copy of the foregoing has been served on the following counsel and parties this date, via overnight courier:

Marc W. Rappel, Esquire
LATHAM & WATKINS
633 West Fifth Street
Suite 4000
Los Angeles, CA   90071

Joseph B. Frumkin, Esquire
SULLIVAN & CROMWELL
125 Broad Street
New York, NY   10004

James L. Kirk
450 East Las Olas Boulevard
Suite 1400
Fort Lauderdale, FL 33301

Rental Service Corporation
6929 East Greenway Parkway
Suite 200
Scottsdale, AZ   85254

Nationsrent, Inc.
450 East Las Olas Boulevard
Suite 1400
Fort Lauderdale, FL   33301

and via hand delivery:

Willaim H. Champlin III, Esquire
Mark V. Connolly, Rsquire
TYLER, COOPER & ALCORN, LLP
Cityplace I - 35th
Floor Hartford, Ct 06103-3488


                                         /s/ Robin L. Smith
                                         ________________________
                                         Robin L. Smith